Media Contact: Mark Polzin (314) 982-1758

EMERSON REPORTS FIRST QUARTER 2013 RESULTS

•	Sales increased 5 percent to $5.6 billion, with underlying sales up 6 percent
•	EBIT margin expansion of 160 basis points
•	Earnings per share of $0.62 increased 24 percent

ST. LOUIS, February 5, 2013 – Emerson (NYSE: EMR) today announced that net sales for the first quarter ended December 31, 2012, increased 5 percent from the prior year to $5.6 billion. Underlying sales grew 6 percent, as currency translation and divestitures together deducted 1 percent, with the U.S. up 6 percent, Asia up 6 percent, and Europe down 2 percent. Sales reflected mixed results across end markets, and favorable comparisons from the supply chain disruption in the prior year. EBIT margin of 13.1 percent improved 160 basis points, as volume leverage and cost reduction benefits offset unfavorable product mix. Pretax margin expanded 170 basis points to 12.1 percent. Earnings per share of $0.62 improved 24 percent from the prior year.

“Results for the quarter reflected solid performance amid what remains a challenging and uncertain global economy,” said Chairman and Chief Executive Officer David N. Farr. “The pockets of growth our businesses captured were encouraging even though the level of total investment in our end markets continues to be slow. Recent order trends suggest market conditions have stabilized and may be poised for improvement, particularly in the emerging markets.”

Operating cash flow of $554 million grew 66 percent from the prior year, reflecting earnings growth and lower working capital growth. Capital expenditures of $115 million declined compared with the prior year by $15 million. Free cash flow of $439 million increased 115 percent, reflecting conversion from earnings of 97 percent.

“The growth in cash flow provided an excellent start to the year and was consistent with our expectation for strong receivables collection during the quarter,” Farr said. “As suggested by lower capital expenditures, we remain guarded with

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investments until economic visibility improves. At the same time, we are investing in key strategic programs to ensure we are well-positioned when global economic growth accelerates.”

Business Segment Highlights

Process Management sales increased 24 percent, as robust growth resulted from global energy investment and favorable comparisons from the supply chain disruption in the prior year. Underlying sales increased 24 percent as well, with the U.S. up 26 percent, Asia up 25 percent, and Europe up 11 percent. Large project activity remained strong, while higher-margin maintenance investments slowed, particularly in the U.S., as customers became more cautious with capital budgets. Segment margin of 17.6 percent expanded 520 basis points, primarily driven by volume leverage. Continued investment in the oil and gas, chemical, and power industries is expected to support solid end market demand in the near term.

Industrial Automation sales declined 7 percent during the quarter, as industrial investment in capital goods remained weak. Underlying sales decreased 6 percent, as currency translation deducted 1 percent, with the U.S. down 7 percent, Asia down 7 percent, and Europe down 9 percent. The electrical drives and power generating alternators and industrial motors businesses reflected the most pronounced weakness, which was partially offset by strength in the hermetic motors business driven by HVAC compressor demand. Segment margin of 14.4 percent contracted 40 basis points, primarily due to volume deleverage. In the near term, demand is expected to remain under pressure, especially in Europe and in the power generating alternators business.

Network Power sales decreased 2 percent, as telecommunications and information technology end market weakness persisted. Underlying sales also declined 2 percent, with the U.S. flat, Asia down 3 percent, and Europe down 8 percent. End market demand was mixed within the network power systems business, with strength led by the uninterruptible power supply business in North America, and weakness most severe in Europe. Sales were unchanged in the embedded computing and power business. Segment margin of 7.2 percent decreased 100 basis points, primarily due to volume deleverage and unfavorable product mix, but remains on track

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for solid improvement in 2013. Order trends support the expectation for improving market conditions in the near term for the network power systems business, led by increased investment in telecommunications end markets.

Climate Technologies sales grew 2 percent, reflecting growth for the first time in 6 quarters. Underlying sales increased 3 percent, as currency translation deducted 1 percent, with the U.S. up 1 percent, Asia up 7 percent, and Europe up 2 percent. Segment margin of 13.4 percent declined 20 basis points, as strong growth in Asia and improvement in the U.S. primarily came from lower-margin residential air conditioning end markets. Global refrigeration demand remained weak, particularly in the transportation business. Growth is expected to continue in the near term with an outlook for steady demand in residential end markets in Asia and the U.S., and potentially continued improvement in Europe.

Commercial & Residential Solutions sales declined 1 percent, reflecting a 5 percent deduction from the Knaack business divestiture. Underlying sales grew 4 percent, driven by a 7 percent increase in U.S. sales, which was supported by strong demand in residential end markets, in particular the food waste disposer business. Segment margin of 21.5 percent expanded 30 basis points, primarily driven by cost reductions and the divestiture mix benefit. Recovery in North America residential end markets is expected to continue in the near term.

Outlook

Business investment remains slow and cautious globally, particularly in Europe, but there have been indications of thawing demand in certain markets. Visibility remains challenging, but based on current market conditions, reported and underlying sales in 2013 are expected to grow 2 to 5 percent, with EBIT margin expansion of 10 to 20 basis points1. Earnings per share are expected to be between $3.53 and $3.63, with the continued expectation that 70 to 80 percent of the growth will occur in the first

1 Excludes the effect of the goodwill impairment of 240 basis points in 2012. Reported pretax earnings margin is expected to expand 250 to 260 basis points.

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half of the year. Business segment forecasts for 2013 will be provided at the annual investor conference next week in Columbus, Ohio.

Upcoming Investor Events

Today at 2:00 p.m. ET, Emerson management will discuss first quarter results during an investor conference call. Interested parties may listen to the live conference call via the Internet by visiting Emerson’s website at www.Emerson.com/financial and completing a brief registration form. A replay of the conference call will remain available for approximately three months after the call.

Emerson will host its 2013 Investor Conference in Columbus, Ohio, beginning at 3:00 p.m. ET on Monday, February 11, and ending at 1:00 p.m. ET on Tuesday, February 12. Management will provide a company overview and a detailed review of Emerson Network Power, including tours of two nearby facilities. Access to a webcast of select conference material, as well as related presentation slides, will be available by visiting Emerson’s website at www.Emerson.com/financial at the time of the event. A replay of the webcast and the presentation slides will be available for approximately three months after the conference.

Forward-Looking and Cautionary Statements

Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties, and Emerson undertakes no obligation to update any such statements to reflect later developments. These risks and uncertainties include economic and currency conditions, market demand, pricing, protection of intellectual property, and competitive and technological factors, among others, as set forth in the Company's most recent Annual Report on Form 10-K and subsequent reports filed with the SEC.

(tables attached)

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TABLE 1

EMERSON AND SUBSIDIARIES

CONSOLIDATED OPERATING RESULTS

(AMOUNTS IN MILLIONS EXCEPT PER SHARE, UNAUDITED)

	Quarter Ended December 31,		Percent
	2011	2012	Change

Net sales	$5,309	$5,553	5%
Costs and expenses:
Cost of sales	3,254	3,346
SG&A expenses	1,354	1,394
Other deductions, net	90	86
Interest expense, net	58	54
Earnings before income taxes	553	673	22%
Income taxes	172	207
Net earnings	381	466	22%
Less: Noncontrolling interests in earnings of
subsidiaries	10	12
Net earnings common stockholders	$371	$454	22%

Diluted avg. shares outstanding	738.3	726.9

Diluted earnings per common share	$0.50	$0.62	24%

	Quarter Ended December 31,
	2011	2012
Other deductions, net
Amortization of intangibles	$58	$59
Rationalization of operations	23	16
Other	11	11
Gains, net	(2)	-
Total	$90	$86

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TABLE 2

EMERSON AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(DOLLARS IN MILLIONS, UNAUDITED)

	Quarter Ended December 31,
	2011	2012
Assets
Cash and equivalents	$2,076	$2,527
Receivables, net	4,040	4,556
Inventories	2,317	2,308
Other current assets	642	695
Total current assets	9,075	10,086
Property, plant & equipment, net	3,415	3,503
Goodwill	8,723	8,068
Other intangible assets	1,893	1,798
Other	338	316

Total assets	$23,444	$23,771

Liabilities and Equity
Short-term borrowings and current
maturities of long-term debt	$1,578	$1,912
Accounts payables	2,302	2,431
Accrued expenses	2,484	2,648
Income taxes	170	212
Total current liabilities	6,534	7,203
Long-term debt	4,041	3,542
Other liabilities	2,509	2,408
Total equity	10,360	10,618

Total liabilities and equity	$23,444	$23,771

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TABLE 3

EMERSON AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(DOLLARS IN MILLIONS, UNAUDITED)

	Quarter Ended December 31,
	2011	2012
Operating activities
Net earnings	$381	$466
Depreciation and amortization	204	206
Changes in operating working capital	(293)	(204)
Other	42	86
Net cash provided by operating activities	334	554

Investing activities
Capital expenditures	(130)	(115)
Other, net	(10)	(19)
Net cash used in investing activities	(140)	(134)

Financing activities
Net increase in short-term borrowings	666	424
Principal payments on long-term debt	(250)	(264)
Dividends paid	(294)	(297)
Purchases of treasury stock	(244)	(113)
Other	(48)	(8)
Net cash used in financing activities	(170)	(258)

Effect of exchange rate changes on cash and
equivalents	-	(2)

Increase in cash and equivalents	24	160

Beginning cash and equivalents	2,052	2,367

Ending cash and equivalents	$2,076	$2,527

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TABLE 4

EMERSON AND SUBSIDIARIES

SEGMENT SALES AND EARNINGS

(DOLLARS IN MILLIONS, UNAUDITED)

	Quarter Ended December 31,
	2011	2012
Sales
Process Management	$1,527	$1,896
Industrial Automation	1,229	1,137
Network Power	1,495	1,459
Climate Technologies	733	752
Commercial & Residential Solutions	457	453
	5,441	5,697
Eliminations	(132)	(144)
Net Sales	$5,309	$5,553

Earnings
Process Management	$190	$333
Industrial Automation	182	164
Network Power	122	105
Climate Technologies	100	101
Commercial & Residential Solutions	97	97
	691	800
Differences in accounting methods	49	50
Corporate and other	(129)	(123)
Interest expense, net	(58)	(54)
Earnings before income taxes	$553	$673

Rationalization of operations
Process Management	$5	$3
Industrial Automation	4	5
Network Power	10	4
Climate Technologies	2	1
Commercial & Residential Solutions	2	3
	$23	$16

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TABLE 5

Reconciliations of Non-GAAP Financial Measures

The following reconciles Non-GAAP measures (denoted by *) with the most directly comparable GAAP measure (dollars in millions):

	Q1 2012	Q1 2013	Change
Profit margin
EBIT*	$611	$727
EBIT margin*	11.5%	13.1%	160 bps
Interest expense, net	58	54
Pretax earnings	$553	$673
Pretax earnings margin	10.4%	12.1%	170 bps

	2012	2013E	Change
Profit margin as % of sales
EBIT excluding impairment*	16.1%	16.2-16.3%	10-20 bps
Goodwill impairment	(2.4%)	0.0%	240 bps
EBIT*	13.7%	16.2-16.3%	250-260 bps
Interest expense, net	(0.9%)	(0.9%)	0 bps
Pretax earnings	12.8%	15.3-15.4%	250-260 bps

Earnings per share
Net earnings per share	$2.67	$3.53-3.63	32-36%
Goodwill impairment	$0.72	$0.00	(28-29%)
Normalized earnings per share*	$3.39	$3.53-3.63	4-7%

		Q1 2013
Cash Flow
Operating cash flow		$554
Capital expenditures		($115)
Free cash flow*		$439

Net earnings common stockholders		$454
% of net earnings
Operating cash flow		122%
Capital expenditures		(25%)
Free cash flow*		97%

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